Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

between

SANCHEZ PRODUCTION PARTNERS LP,

as Seller

and

EXPONENT ENERGY LLC,

as Buyer

Dated as of May 10, 2017

i

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	-	Title and Environmental Defects Procedures
Exhibit B	-	Assignment and Assumption Agreement
Exhibit C	-	Leases
Exhibit D	-	Wells
Exhibit E	-	Surface Interests

Exhibit F	-	Gathering Systems
Exhibit G	-	Excluded Assets
Exhibit H	-	Allocated Values

Schedules:

Schedule 1.1	-	Knowledge
Schedule 4.3	-	Ownership of Interests
Schedule 4.4	-	No Conflict; Consents -- Seller
Schedule 5.2	-	No Conflict; Consents -- Company Group
Schedule 5.3	-	Indebtedness for Borrowed Money
Schedule 5.4	-	Litigation
Schedule 5.5	-	Liabilities
Schedule 5.6	-	Taxes
Schedule 5.7	-	Material Contracts
Schedule 5.8(a)	-	Compliance With Laws;
Schedule 5.8(b)	-	Permits
Schedule 5.9	-	Preferential Purchase Rights
Schedule 5.10	-	Payment of Royalties
Schedule 5.11	-	Current Commitments
Schedule 5.14	-	Environmental Matters
Schedule 5.15	-	Working Interests
Schedule 5.19	-	Payout Balances
Schedule 5.20	-	Performance Bonds
Schedule 9.2	-	Insurance
Schedule 9.3	-	Bonds, Letters of Credit and Guarantees
Schedule 13.2(c)	-	Environmental Indemnity

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 10, 2017, is by and between (i) Sanchez Production Partners LP, a Delaware limited partnership (“Seller”) and (ii) Exponent Energy LLC, a Delaware limited liability company (“Buyer”).  Each of Seller and Buyer is sometimes referred to herein individually as a “Party” and they are sometimes collectively referred to herein as the “Parties.”

Recitals:

Seller owns all of the issued and outstanding membership interests (the “Interests”) in CEP Mid-Continent LLC, a Delaware limited liability company (the “Company”).

The Company and the Wholly-Owned Subsidiaries (as defined below) own and/or operate, certain oil and gas wells, leases and other associated assets and interests in Osage County, Oklahoma (the “Oklahoma County”).

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests, on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1       Definitions.  Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meanings ascribed to them elsewhere in this Agreement or in the Schedules or Exhibits, including Section 1 of Exhibit A.  As used herein, the following terms shall have the following meanings:

“Adjustment Amount” is defined in Section 3.3.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, that the Company Group is not an Affiliate of either Buyer or Seller.

“Affiliate Contracts” is defined in the definition of “Material Contracts.”

“Agreement” is defined in the preamble to this Agreement.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

“Assumed Obligations” means (A) all obligations and liabilities of any kind whatsoever of the Seller’s Group directly and solely arising from the Company Assets or the Company Group, whether known or unknown, liquidated or contingent, which arise, accrue or are attributable to periods on or after the Effective Time, including obligations and liabilities of the Seller’s Group concerning:  (i) the use, ownership or operation of the Company Assets; (ii) any obligations under or relating to any Contracts; (iii) paying all obligations owed to Working Interest, royalty, overriding royalty, net profits and other interest owners and operators relating to the Company Assets, including their share of any revenues or proceeds attributable to production or sales of Hydrocarbons; (iv) properly plugging, re-plugging and abandoning the Wells; (v) any obligation or liability for the dismantling, decommissioning, abandoning and removing of the Wells or Equipment; (vi) any obligation or liability for the cleaning up, restoration and/or remediation of the premises covered by or related to the Company Assets in accordance with applicable Contracts and Laws, including all Environmental Laws; and (vii) any obligation or liability regarding Permits and (B) all obligations and liabilities of any kind whatsoever of the Seller’s Group arising from or relating to the Company Assets, whether known or unknown, liquidated or contingent, which are deemed to have arisen, accrued or are attributable to periods prior to the Effective Time concerning (y) properly plugging, re-plugging and abandoning the Wells and (z) any obligation or liability for the dismantling, decommissioning, abandoning and removing of the Wells or Equipment; provided, however, that Assumed Liabilities shall not include (1) general accounting, legal or other overhead expenses incurred in the ordinary course of business prior to the Closing Date, (2) liabilities and obligations arising from or related to Excluded Entities or Excluded Assets, (3) Indebtedness for Borrowed Money incurred by any member of the Seller Group, (4) liabilities and obligations that (i) but for a breach or default by any Seller Group member, would have been paid, performed or otherwise discharged in accordance with their terms prior to the Closing Date, or (ii) arise out of a breach or default by any Seller Group member, (5) liabilities and obligations that are past due as of the Closing Date or (6) for furnishing makeup Hydrocarbons and/or settling and paying for Imbalances according to the terms of applicable operating agreements, gas balancing agreements, Hydrocarbons sales, processing, gathering or transportation Contracts.

“Base Purchase Price” is defined in Section 3.1.

“BIA” means the Bureau of Indian Affairs, Department of the Interior, United States of America.

“Burden” is defined in Section 5.10.

“Business Day” means any day that is not a Saturday, Sunday, or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnified Parties” is defined in Section 13.2.

“Buyer’s Credits” means (without duplication) the sum of (i) proceeds received by Seller or the Company Group and distributed to Seller prior to Closing that are attributable to the sale of Hydrocarbons produced from the Company Assets on or after the Effective Time and less amounts payable as royalties, overriding royalties and other burdens measured by or payable out of such production, and less severance taxes applicable to such production; (ii) any Property Costs payable to Buyer that are attributable to the ownership or operation of the Company Assets prior to the Effective Time; (iii) the value of all Hydrocarbons produced from and after the Effective Time, downstream of the applicable sales meter as of the Effective Time; (iv) the Resolved Defect Amount; (v) the amount of any reduction of the Base Purchase Price under Sections 3(e)(i)(C) and 3(e)(ii)(D) of Exhibit A; (iv) an amount equal to the Suspended Funds; and (v) except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.

“Casualty Loss” is defined in Section 8.3.

“Central Time” means Central Standard Time or Central Daylight Saving Time, as applicable.

“Claim” means both Direct Claims and Third-Party Claims, collectively and individually.

“Claim Notice” is defined in Section 13.6(a).

“Closing” is defined in Section 11.1.

“Closing Date” is defined in Section 11.1.

“Closing Statement” is defined in Section 3.4.

“Closing Statement Arbitrator” is defined in Section 3.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the recital of this Agreement.

“Company Assets” means:

(a)       the Interests;

(b)       with respect to the Company, (i) 100% of the issued and outstanding ownership interests in Mid-Continent Oilfield Supply, L.L.C., an Oklahoma limited liability company (“MidCon”); and (ii) 100% of the issued and outstanding ownership interests in Northeast Shelf Energy, L.L.C., an Oklahoma limited liability company (“Northeast”; and with MidCon, the “Wholly-Owned Subsidiaries”); and

(c)       with respect to the Company Group:

(i)        the oil and gas leases, oil, gas and mineral leases, fee mineral interests, royalty interests, non-working and carried interests, overriding royalty interests, non-

participating royalty interests, production payments, Working Interests, Net Revenue Interests, operating rights and other interests in land described or referred to in Exhibit C (collectively, the “Leases”), together with all oil and gas pooling and unitization agreements, declarations, designations and order relating to the Leases (such pooled or unitized areas being, collectively, the “Units”);

(ii)      any and all oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on the Leases and in existence as of the Effective Date (collectively, the “Wells”), that are identified on Exhibit D;

(iii)      all easements, rights-of-way, servitudes, surface and subsurface lease agreements, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent relating to the operation of the Leases, Wells, Units and Gathering Systems, including, without limitation, the interests described on Exhibit E (the “Surface Interests”);

(iv)      the gathering systems described on Exhibit F (collectively, the “Gathering Systems”), including without limitation, all gathering lines, pipelines, pumps, meters, equipment, valves, fittings, tanks, measurement facilities, machinery, cathodic protection equipment, dehydration equipment, gas, gas inventories, gaseous substances located within such gathering systems or associated pipelines, and all appurtenances thereto;

(v)       all Hydrocarbons produced and saved from, or allocable to, the Leases and the Wells from and after the Effective Time (collectively, the “Sale Hydrocarbons”);

(vi)      all structures, facilities, down-hole equipment, inventory, after-acquired title, wellheads, tanks, pumps, compressors, operating records, well logs, well files, cuttings, cores and core analysis, seismic analysis, bottom hole pressure tests, decline curves and other information whether in written or electronic form, separators, equipment, machinery, fixtures, flowlines, gathering lines, materials, improvements, SCADA hardware and software, rolling stock and vehicles and any other personal property used in the operation of the Leases, Units, Wells, Gathering Systems or Surface Interests, as well as all general intangibles, payment intangibles, accounts, accounts receivable, instruments, deposit accounts and “As Extracted Collateral” attributable to the Company Assets from and after the Effective Time (collectively, the “Personal Property”);

(vii)     all licenses, Permits, contracts, pooling, unitization and communitization agreements, operating agreements, processing agreements, division orders, development agreements, gas purchase agreements, oil purchase agreements, assignments, assumption agreements, construction agreements, interconnect agreements, operational balancing agreements, conveyances, master service agreements, drilling agreements, gathering agreements, marketing agreements, storage agreements, rights of first refusal, farm-in and farm-out agreements, rental agreements, equipment lease agreements and all other agreements of any kind or nature, whether recorded or unrecorded, including, without limitation, those agreements demarcated on Schedule 5.7, but insofar and only insofar as the foregoing relate to the Leases, Units, Wells, Gathering Systems, Surface Interests or Personal Property, the ownership and operation thereof, or the production, treatment, sale, transportation, gathering, storage, sale or disposal of Sale Hydrocarbons, water or other substances produced therefrom or associated therewith (collectively, the “Specified Contracts”);

(viii)    books, records, logs, files, reports and other documents and materials that relate to the Interests, Leases, Surface Interests, Wells, Units, Gathering Systems, Sale Hydrocarbons, Contracts, Personal Property, any other Company Asset or any member of the Company Group in the possession or control of the Seller’s Group (the “Records”); and

(ix)      all other properties, rights and assets of the Company Group, including all intellectual property rights related to any of the foregoing.

provided, however, that the Company Assets shall not include the Excluded Assets.

 “Company Group” means, collectively and individually, as applicable, the Company and  the Wholly-Owned Subsidiaries.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of May 7, 2015, between Buyer and Seller or its Affiliates.

“Contracts” means any written and legally binding agreement, commitment, lease, license or other written and legally binding contractual undertaking.

“Defect Deductible” means an amount equal to two percent (2.0%) of the Base Purchase Price.

“Direct Claim” is defined in Section 13.6(d).

“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Earnest Money Deposit” is defined in Section 3.2.

“Effective Date” means the Closing Date.

“Effective Time” means 7:00 AM Central Time on the Effective Date.

“Environmental Laws” means all applicable Laws relating to health, safety, the protection of the environment, natural resources, or threatened or endangered species, pollution, or its impacts on human health, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.

“Environmental Permits” means all Permits of Governmental Authorities required by Environmental Laws for the conduct of the business of the Seller’s Group.

“Escrow Account” is defined in Section 3.2.

“Escrow Agent” is defined in Section 3.2.

“Escrow Agreement” is defined in Section 3.2.

“Estimated Adjustment Amount” is defined in Section 3.4.

“Estimated Purchase Price” is defined in Section 3.5.

“Excluded Assets” means (i) all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles attributable to the Company Assets with respect to any period of time prior to the Effective Time; (ii) all rights and interests of Seller in respect of any deposits, bonds, letters of credit or other type of security or credit support posted by Seller (including the right to request and receive any refunds thereof); (iii) all rights and interests in and to any hedges or other derivative contracts relating to Seller; (iv) all of the Seller’s and its respective Affiliates’ (with the exception of the Company Group) proprietary computer software, technology, patents, and trade secrets, proprietary or licensed copyrights, names (other than Seller’s names), trademarks, logos and other intellectual property except information that is necessary for operating the Company Assets; (v) claims of the Seller’s Group for refund of or loss carry forwards with respect to Taxes attributable to any period prior to the Effective Time or Taxes attributable to Excluded Assets; (vi) furniture, fixtures, computer equipment and other office furnishings owned by Seller and/or its Affiliates in locations outside the Oklahoma County; (vii) all documents and instruments of Seller that may be protected by an attorney-client privilege or that relate to any other Excluded Asset, the transactions contemplated by this Agreement or any transactions between either of Seller or any of its Affiliates (with the exception of the Company Group); (viii) data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements; (ix) any and all research, valuation or pricing information prepared by the Seller’s Group or its respective Representatives in connection with efforts to sell the Interests and the Company Assets, including, but not limited to bids received and information and correspondence in connection therewith; (x) any assets that are assigned to Seller pursuant to Sections 3(e)(i)(C) and 3(e)(ii)(B) of Exhibit A; (xi) all equity interests in and assets of the Excluded Entities; and (xii) those wells and wellbores listed on Exhibit G.

“Excluded Entities” means collectively (i) Purgatory Creek Gas Company, L.L.C., a Delaware limited liability company; (ii) White Hawk Gas, L.L.C., a Delaware limited liability company; (iii)  Wild West Gas, L.L.C., an Oklahoma limited liability company; (iv) Bullseye Operating, L.L.C., a Delaware limited liability company; (v) Gashoma, L.L.C., an Oklahoma limited liability company; and (vi) Cotton Valley Compression, L.L.C., an Oklahoma limited liability company.

“Final Settlement” is defined in Section 3.6(c)

“Fundamental Representations” means those representations and warranties of Seller set forth in Article IV and in Section 5.1,  Section 5.2,  Section 5.3,  Section 5.6 and Section 5.12.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gathering Systems” is defined in the definition of Company Assets.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, tribunal or court.

“Hazardous Substances” means any chemicals, constituents, fractions, derivatives, compounds or other substances that are defined or regulated as pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, radioactive materials or radioactive wastes or that may form the basis of liability or obligations under any Environmental Laws.  Hazardous Substances shall also expressly include petroleum substances (and any components, fractions or derivatives thereof) and exploration and production wastes.

“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalance” means any over-production or under-production or over-deliveries or under-deliveries on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well constituting part of the Company Assets and allocable to the interests of the Seller’s Group, and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of the Seller’s Group and (b) any marketing imbalance between the quantity of Hydrocarbons constituting part of the Company Assets and required to be delivered by or to the Seller’s Group under any Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by or to the Seller’s Group pursuant to the applicable Contracts.

“Indebtedness for Borrowed Money” means all obligations, including the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, to any Person for borrowed money.  In addition, for the avoidance of doubt, Indebtedness for Borrowed Money includes: (i) any obligations, contingent or otherwise, under banker’s acceptance credit or similar facilities (other than any letters of credit, performance bonds or similar obligations entered into in the ordinary course of business consistent with past practices); (ii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (iii) any obligations with respect to hedging, swaps or similar arrangements; (iv) any obligations to pay rent or other payment amounts under leases that would be required to be classified as a capital lease on a balance sheet prepared in accordance with GAAP; (v) all advances from Seller or any Affiliate or former Affiliate of Seller to the Company Group; and (vi) any guaranty of any of the foregoing.

“Indemnified Party” is defined in Section 13.6(a).

“Indemnifying Party” is defined in Section 13.6(a).

“Indemnity Cap” means an amount equal to forty percent (40%) of the Base Purchase Price.

“Indemnity Deductible” means an amount equal to one and one-half percent (1.5%) of the Base Purchase Price.

“Individual Indemnity Threshold” is defined in Section 13.5(a).

“Interests” is defined in the recital of this Agreement.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, as to Seller, the actual knowledge, after reasonable inquiry that a prudent individual could be expected to discover in the ordinary course of business in performing their regular duties on behalf of Seller Group, of those Persons listed in Schedule 1.1 as of the date of this Agreement.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Leases” is defined in the definition of Company Assets.

“Legal Proceeding” means any and all actions, proceedings, claims, suits, notice of violation, notice of non-compliance and causes of action by or before any Governmental Authority and all arbitration, administrative and mediation proceedings.

“Legal Right” means, to the extent arising from, or in any way related to the Company Group or the Company Assets, the legal authority and right, including through the exercise of voting, managerial or other authority or right, if any; provided, however, that a Legal Right shall be deemed not to exist with respect to any contemplated conduct unless Seller reasonably determines that such conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination by any third party under, any agreement, applicable Law, duty or any other obligation.

“Liens” means liens, pledges, claims, encumbrances, options, mortgages, deeds of trust and security interests.

“Losses” is defined in Section 13.2.

“Material Adverse Effect” means, with respect to the Company Group and/or the Company Assets (as currently owned and operated), any circumstance, violation, inaccuracy, change, or effect that is materially adverse to the business, operations, capitalization, assets or financial condition of the Company Group or the Company Assets, taken as a whole, but shall exclude any circumstance, change or effect resulting or arising from:  (i) any general change in conditions in the industries or markets in which the Company Group operates or where the Company Assets are located; (ii) seasonal reductions in revenues and/or earnings of the Company Group or attributable to the Company Assets in the ordinary course of its business; (iii) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (iv) changes in the prices of oil, gas or other Hydrocarbon products; (v) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) changes in Law, GAAP or the interpretation thereof; (vii) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (viii) any failure to meet internal or third-party projections or forecasts or revenue or earnings or reserve predictions; (ix) changes or developments in financial or securities markets or the economy in general; (x) effects of weather, meteorological events, natural disasters or other acts of God; (xi) natural declines in well performances; or (xii) actions taken or omitted to be taken by or at the written request of Buyer.

“Material Contracts” means any of the following Contracts to which any member of the Company Group is a party or by which any member of the Company Group, or any of the Company Assets, are bound or subject or to which any of the Company Assets relate:

(a)        Contracts that can reasonably be expected to involve obligations of, or payments to or from the Company Group or with respect to the Company Assets after the date hereof, in excess of fifty thousand Dollars ($50,000) in any given calendar year;

(b)        Contracts restricting, in any material respect, the Company Group from freely engaging in any business or competing anywhere or the Company Assets from being utilized, encumbered or transferred;

(c)        Contracts evidencing Indebtedness for Borrowed Money or the granting of a Lien securing any such indebtedness or any liability or obligation, including any indenture, mortgage, loan, note, credit, sale-leaseback, deed of trust, fixture filing, security agreement, assignment of “as extracted collateral” or similar Contract (in each case) to which the Company Assets are subject (whether a member of the Company Group is the borrower or the lender) and all related security agreements or similar agreements associated therewith, unless the Company Assets subject thereto are to be released from such Contracts on or before the Closing;

(d)        Contracts guaranteeing any obligation of another Person or guaranteeing any hedge;

(e)        Contracts evidencing a hedging or swap transaction;

(f)         Contracts between the Company Group, on the one hand, and the Seller’s Group or any Affiliate of Seller, on the other hand (the “Affiliate Contracts”);

(g)        Contracts granting any power of attorney with respect to the affairs of any of the Company Group;

(h)        Contracts for the sale, gathering, processing, treating, conditioning, storage or transportation of production or Hydrocarbons from and including the Company Assets, or otherwise relating to the marketing of production of Hydrocarbons from and including the Company Assets, other than Contracts which are subject to cancellation on not more than thirty (30) days’ notice without penalty or other detriment to the Company Group;

(i)         Contracts that contain calls upon or options to purchase production or Company Assets;

(j)         Contracts that constitute a partnership or joint venture agreement (excluding any tax partnership); and

(k)        Contracts that constitute a farmout agreement, exploration agreement, participation agreement, operation agreement, development agreement, sale, disposition, or lease agreement or other similar Contract.

“Midcon” is defined in the definition of Company Assets.

“Net Revenue Interest” means the percentage of revenues due a Working Interest owner, net of royalties, overriding royalties, non-participating royalties and all “cost free shares of production”, as well as all additional burdens on the Working Interest.

 “NORM” means naturally occurring radioactive material, including technologically enhanced naturally occurring radioactive material.

“Northeast” is defined in the definition of Company Assets.

“Notice of Disagreement” is defined in Section 3.6(a).

“Notices” is defined in Section 16.1.

“Oil and Gas Properties” means, collectively, the Leases, Wells and Units.

“Oklahoma County” is defined in the recital to this Agreement.

“Order” means any order, judgment, injunction, ruling, decree, consent decree, sentence, charge, subpoena, plea agreement, diversion agreement, writ or award issued, made, entered, rendered or approved by any court, administrative agency, or other Governmental Authority or by any arbitrator or mediator.

“Organizational Documents” means any charter, certificate of incorporation, certificate or articles of formation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Overhead Rate” means the rate charged by an operator to the joint interest owners for one hundred percent (100%) of the interests under an operating agreement.

“Party” and “Parties” are defined in the preamble of this Agreement.

“Permits” means authorizations, approvals, registrations, licenses, permits or certificates issued by any Governmental Authority (including the BIA), including, but not limited to, the Osage Nation.

“Permitted Encumbrances” is defined in Exhibit A.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint-stock company, Governmental Authority or other entity of any kind.

“Personal Property” is defined in the definition of Company Assets.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Effective Date Tax Period” means any Tax period ending on or before the Effective Date.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation, or dispute commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Authority or any arbitrator or mediator.

“Property Costs” means the Seller’s Group, if prior to the Effective Time, or Buyer, if from after the Effective Time, or any of their respective Affiliates’ obligation for any expenses or costs (including lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, joint interest billings and overhead charges under applicable operating agreements) which relate to the Company Assets or are otherwise incurred by Seller’s Group, if prior to the Effective Time, or Buyer, if from and after the Effective Time, or any of their respective Affiliates in connection with the ownership, operation, development or maintenance of the Company Assets, but excluding (in all cases) costs and expenses attributable to (i) obligations to pay an owner of any Working Interest, royalty, overriding royalty, net profits interests or other similar burdens on or measured by production any revenues or proceeds attributable to sales of Hydrocarbons relating to the Company Assets, including those held in suspense; (ii) Losses for personal injury or death, property damage or loss (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of Contract (other than failure to make payments due under the terms of a Contract) or violation of any Lease or Law (or private rights of action under any Law); (iii) obligations to plug wells (including the Wells), dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits; (iv) environmental liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personal property under applicable Environmental Laws; (v) obligations with respect to Imbalances; and (vi) claims for indemnification or reimbursement from any third party with respect to costs of the type described in preceding clauses (i) through (v), whether such claims are made pursuant to Contract or otherwise.

“Purchase Price” is defined in Section 3.1.

“Records” is defined in the definition of Company Assets.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, and any Representatives of those advisors).

“Resolved Defect Amount” means the amount by which the sum of all Defect Amounts determined in accordance with the procedures in Exhibit A exceeds the Defect Deductible.

“Response Date” is defined in Section 3.6(a).

“Restricted Period” is defined in Section 8.1.

“Sale Hydrocarbons” is defined in the definition of Company Assets.

“Seller” is defined in the preamble to this Agreement.

“Seller Indemnified Parties” is defined in Section 13.3.

“Seller Marks” means all trademarks, service marks, and trade names owned by Seller or its Affiliates, including, without limitation, the rights of Seller and its Affiliates to the name “Sanchez Production Partners” or any trade names, trademarks, service marks, corporate names or logos, or any derivative or combination thereof, that are confusingly similar thereto; provided, however, that the term “Seller Marks” shall not include the names of the Company Group.

“Seller’s Credits” means (without duplication) (i) proceeds received by Buyer or the Company Group that are attributable to the sale of Hydrocarbons produced from the Company Assets prior to the Effective Time and less amounts payable as royalties, overriding royalties and other burdens measured by or payable out of such production, and less severance taxes applicable to such production; (ii) any Property Costs payable by Seller’s Group that are attributable to the ownership or operation of the Company Assets from and after the Effective Time; (iii) the value of all Hydrocarbons produced prior to the Effective Time but in tanks or downstream of the applicable sales meter as of the Effective Time; (iv) for each of the Oil and Gas Properties operated by Seller’s Group and as to which there are one or more Non-Parties that is a joint interest owner in such property, a monthly amount for the period commencing as of the Effective Time through the Closing Date equal to the Overhead Rate (proportionately reduced to the percentage interest conveyed, and prorated for the month in which the Closing Date occurs based on the number of Days in such month through the Closing Date); and (v) except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties; provided, however, that (A) crude oil shall be considered only the crude oil in the tanks that is above the load line of the tank; and (B) crude oil value shall be determined by the 30-day average price of crude oil on the Closing Date.

“Seller’s Group” means, collectively and individually, as applicable, Seller, the Company, and the Wholly-Owned Subsidiaries.

“Settlement Date” is defined in Section 3.6(b).

“Specified Contracts” is defined in the definition of Company Assets.

“Straddle Period” means any Tax period that includes but does not end at the Effective Time.

“Subsidiary Interest” is defined in Section 5.3(a).

“Suspended Funds” is defined in Section 5.10.

“Surface Interests” is defined in the definition of Company Assets.

“Target Formation” is defined in Exhibit D with respect to each corresponding Well.

“Tax Allocation” is defined in Section 3.8(b).

“Tax Audit” means any audit, adjustment, claim, examination, assessment, contest or other Proceeding with respect to Taxes.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, production, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, and assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise.

“Third-Party Claim” is defined in Section 13.6(a).

“United States” means United States of America.

“Units” is defined in the definition of Company Assets.

“Wells” is defined in the definition of Company Assets.

“Wholly-Owned Subsidiaries” is defined in the definition of Company Assets.

“Working Interest” means that interest which bears a share of all costs and expenses proportionate to the interest owned or associated with the exploration, development and operation of a Lease(s) and the Well(s) associated therewith, that the owner of a Lease(s) or Well(s) is required to bear and pay by reason of such ownership or association, expressed as a decimal.

Section 1.2       Rules of Construction.

(a)        All article, section, schedule, and Exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)        If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  Unless the context of this Agreement clearly requires otherwise, the words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear.

(c)        The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)        The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)        All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

ARTICLE II.
PURCHASE AND SALE

Section 2.1       Purchase and Sale of Interests.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing, the Interests free and clear of all Liens (other than restrictions under federal and state securities laws and in the Organizational Documents of the Company) and unencumbered by any Indebtedness. Seller shall transfer the Interests to Buyer by delivery of the Assignment and Assumption Agreement at Closing.

Section 2.2       Company Assets.  At the time of Closing, the assets of the Company shall consist solely of the Company Assets.  At the time of Closing, Seller agrees to assign, convey, set over and deliver all of Seller’s right, title, and interest in, to and under any of the Company Assets unto Buyer. Prior to Closing, Seller shall cause the Company Group to assign and transfer to Seller or one of its Affiliates all of the Company Group’s right, title and interest in and to the Excluded Assets.

ARTICLE III.
CONSIDERATION

Section 3.1       Consideration.  In consideration for the purchase of the Interests, Buyer agrees to (i) pay to Seller at Closing the sum of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Base Purchase Price”), as adjusted by the Adjustment Amount (the Base Purchase Price as so adjusted, the “Purchase Price”) and (ii) assume the Assumed Obligations.

Section 3.2       Earnest Money Deposit.  Upon the Parties’ execution of this Agreement, Buyer shall deliver to SunTrust Bank (the “Escrow Agent”) a performance guarantee deposit in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Earnest Money Deposit”). The Earnest Money Deposit shall be delivered by Buyer to the Escrow Agent by means of a completed federal funds transfer to such interest-bearing escrow account as the Escrow Agent may designate to the Parties (the “Escrow Account”).  The Earnest Money Deposit shall be held by the Escrow Agent subject to the terms of an Escrow Agreement mutually acceptable to the Parties and the Escrow Agent (the “Escrow Agreement”).  All interest earned on the Earnest Money Deposit while in the Escrow Account shall be added to, and deemed a part of, the Earnest Money Deposit. In the event Buyer fails to timely pay the Earnest Money Deposit, Seller may, upon Notice to Buyer, terminate this Agreement in accordance with Section 12.1.

Section 3.3       Adjustments to the Base Purchase Price.  The Base Purchase Price shall be adjusted by an amount (which could be a positive or negative number) equal to (a) the Seller’s Credits, minus (b) the Buyer’s Credits, plus or minus, as applicable (c) Tax allocations pursuant to Section 14.1(c) and Section 14.1(d) (such amount being referred to herein as the “Adjustment Amount”).  For purposes of clarity, a positive Adjustment Amount will increase the Base Purchase Price and a negative Adjustment Amount will decrease the Base Purchase Price.

Section 3.4       Closing Statement.  Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) showing the estimated Adjustment Amount (using actual numbers and amounts where available, and using Seller’s good faith estimate of other amounts, where actual amounts are not available, in each case showing the associated calculations in reasonable detail) (the “Estimated Adjustment Amount”).  Within five (5) Business Days after receipt of the Closing Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Closing Statement.  The parties shall negotiate in good faith with respect thereto.  The Closing Statement, as agreed upon by the Parties, will be used to determine the Estimated Adjustment Amount at Closing.  If the Parties are unable to reach agreement, after negotiating in good faith, the Closing Statement as adjusted by Buyer will be used to determine the Estimated Adjustment Amount at Closing, absent manifest error.

Section 3.5       Closing Payment.  At Closing, (i) Buyer shall pay to Seller, in cash by wire transfer of immediately available Dollar funds to the account or accounts designated by Seller, an amount equal to the difference between the Base Purchase Price and the Earnest Money Deposit, with such difference increased or decreased, as the case may be, by the Estimated Adjustment Amount (the “Estimated Purchase Price”) and (ii) the Escrow Agent shall deliver the Earnest Money Deposit to Seller, which the Escrow Agent shall disburse in accordance with the provisions of the Escrow Agreement.

Section 3.6      Post-Closing Adjustment.

(a)        Revised Closing Statement.  On or before the date that is ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the Adjustment Amount as of the Closing Date.  Seller shall provide to Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the

Closing Statement (and reasonable access to Seller’s personnel, including internal accountants) to permit Buyer to perform or cause to be performed an audit of the Closing Statement, at Buyer’s expense.  The Closing Statement shall become final and binding upon the Parties on the date that is thirty (30) days following receipt thereof by Buyer (the “Response Date”) unless Buyer gives Notice of its disagreement (“Notice of Disagreement”) to Seller on or before such Response Date.  Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is not received by Seller on or before the Response Date, then the Response Date shall be deemed the “Settlement Date.”  If a Notice of Disagreement is received by Seller by the Response Date, then the Closing Statement (as revised in accordance with paragraph (b) below) shall become final and binding on the Parties on the date upon which the Arbitrated Closing Statement (defined below) is delivered to the Parties, unless the Parties come to a mutual agreement in writing before the delivery of the Arbitrated Closing Statement, in which case the Settlement Date will be deemed to be the date on which such a mutual agreement is executed by the Parties.

(b)        Arbitrated Closing Statement.  During the sixty (60) days following the date upon which Seller receives a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement.  If at the end of such sixty (60) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted for review and final and binding resolution to an independent national accounting firm that has not represented either Party at any time during the five (5) year period of time immediately preceding its designation hereunder and who is mutually agreed upon by Seller and Buyer in good faith (the “Closing Statement Arbitrator”).  Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, each submit a written brief to the Closing Statement Arbitrator (and a copy thereof to the other Party on the same day) with Dollar figures for settlement of the disputes as to the Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 3.6(a).  The hearing shall be conducted on a confidential basis.  The Closing Statement Arbitrator shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing Statement Arbitrator’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement.  In deciding any matter, the Closing Statement Arbitrator (i) shall be bound by the provisions of this Section 3.6 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 3.6(a). The Closing Statement Arbitrator shall render a decision (the “Arbitrated Closing Statement”) resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the adjusted Adjustment Amount and shall issue a Closing Statement reflecting such decision.  The decision of the Closing Statement Arbitrator shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that such court of competent jurisdiction finds that (A) the Closing Statement Arbitrator made mathematical errors with respect to its decision, (B) fraud was committed by either Party in connection with the matters in dispute or (C) the Arbitrator considered matters outside of its authority and/or its evaluation was in direct contravention of the terms of this Agreement.  The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 3.6(b) shall be borne equally by the Parties.  The fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer.

(c)        Final Settlement.  If the amount of the Purchase Price as set forth on the Closing Statement (or Arbitrated Closing Statement) exceeds the amount of the Estimated Purchase Price paid at Closing, then, within five (5) days after the Settlement Date (or within five (5) days after the Closing Statement Arbitrator delivers the Arbitrated Closing Statement), Buyer shall pay to Seller the amount of such difference.  If the amount of the Purchase Price as set forth on the Closing Statement (or Arbitrated Closing Statement) is less than the Estimated Purchase Price paid at Closing, then Seller shall pay to Buyer, within five (5) days after the Settlement Date (or within five (5) days after the Closing Statement Arbitrator delivers the Arbitrated Closing Statement), the amount of such difference.  Any post-Closing payment made pursuant to this Section 3.6(c) shall be made by means of a wire transfer of immediately available Dollar funds to a bank account designated by the Party receiving the funds.

Section 3.7      Payments and Reimbursements.  Notwithstanding any other provision hereof, from the Closing Date until ninety (90) days following the Settlement Date, any proceeds, costs or expenses that would constitute a Buyer’s Credit or a Seller’s Credit (and other proceeds, costs or expenses attributable to the Company Assets on or after the Closing Date) but that are not reflected in the Closing Statement shall be treated as follows:

(a)        Seller will promptly forward, or cause to be forwarded, to Buyer any payments received by the Seller’s Group or any Affiliates thereof after the Closing Date with respect to proceeds attributable to the sale of Hydrocarbons produced from the Company Assets on or after the Effective Time but that are not reflected in the Closing Statement;

(b)        Seller will be responsible pursuant to the terms of this Agreement for Property Costs that would constitute a Buyer’s Credit but that are not reflected in the Closing Statement and shall promptly pay, or, if paid by Buyer (or the Company Group after Closing), promptly reimburse Buyer for and hold Buyer harmless from and against such costs or expenses;

(c)        Buyer will promptly forward, or cause to be forwarded, to Seller any payments received by Buyer (or the Company Group or any Affiliates thereof after Closing) with respect to proceeds attributable to the sale of Hydrocarbons produced from the Company Assets prior to the Effective Time but that are not reflected in the Closing Statement; and

(d)        Buyer will be responsible pursuant to the terms of this Agreement for Property Costs that would constitute a Seller’s Credit but that are not reflected in the Closing

Statement and shall promptly pay, or, if paid by the Seller’s Group, promptly reimburse Seller for and hold Seller harmless from and against, such costs or expenses.

Section 3.8      Purchase Price Allocation.

(a)        Adjustment Allocation.  Pursuant to the terms of Exhibit A, Buyer and Seller have allocated the Purchase Price among the Company Assets as set forth on Exhibit H and such values shall be used for purposes of calculating adjustments to the Base Purchase Price under the procedures set forth on Exhibit A.  Notwithstanding anything herein to the contrary, neither Party shall be bound for Tax purposes by the Allocated Values (as defined in Exhibit A) set forth on Exhibit H to this Agreement.

(b)        Tax Allocation.  The Parties agree that the transactions contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a sale by Seller and a purchase by Buyer of the Company Assets and the assets of the Wholly-Owned Subsidiaries.  All Parties hereto agree to file all Tax Returns consistent with the foregoing and shall not take any position inconsistent with the foregoing for Tax purposes.  Within ninety (90) days after the Final Settlement the Parties shall allocate the Purchase Price for Tax purposes among the Company Assets and the assets of the Wholly-Owned Subsidiaries affected thereby in accordance with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder (the “Tax Allocation”).

(c)        Adjustment.  If an adjustment is made to the Purchase Price pursuant to this Agreement, the Tax Allocation shall be adjusted accordingly in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller based solely on such adjustment.

(d)        Reporting.  Seller and Buyer shall report consistently with the Tax Allocation in all Tax Returns, including IRS Form 8594, and neither Seller nor Buyer shall take any position in any Tax Return that is inconsistent with the Tax Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, or otherwise with the written consent of the other Party.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1      Organization of Seller.  Seller is duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to own the Interests.  Seller is duly qualified to do business, and in good standing, in the States of Texas and Oklahoma.

Section 4.2      Authorization; Enforceability.  Seller has full capacity, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized on the part of Seller, and no other Proceeding on the part of Seller is necessary to authorize this Agreement or performance of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3      Ownership of Interests.  Except as set forth on Schedule 4.3:

(a)        Seller holds of record and owns beneficially the Interests, free and clear of all Liens (other than restrictions under federal and state securities laws and in the Organizational Documents of the Company and other than Liens relating to Indebtedness for Borrowed Money set forth on Schedule 4.4 and Schedule 5.2 to be released on or prior to Closing);

(b)        Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of the Interests, and other than this Agreement, the Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights, or disposition of the Interests; and

(c)        Upon the occurrence of the Closing, the delivery of the Interests to Buyer in accordance with the terms of this Agreement will transfer good and marketable title to the Interests free and clear of any Liens (but subject to applicable restrictions on transferability under federal and state securities Laws and in the Organizational Documents of the Company).

Section 4.4      No Conflict; Consents.  Except as set forth on Schedule 4.4, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and shall not:

(a)        violate any Law applicable to Seller or, with respect to Seller, require any filing with or Permit, consent, approval, or authorization of or notice to, any Person;

(b)        violate any Organizational Document of Seller; or

(c)        (i) breach any Material Contract to which Seller is a party or by which any of its assets are bound; (ii) result in the termination of any such Material Contract; or (iii) constitute an event that, after notice or lapse of time or both, would result in the creation or imposition of a Lien.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY GROUP

Seller hereby represents and warrants to Buyer as follows:

Section 5.1      Organization.

(a)        The Company is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own or lease the Company Assets that are owned or leased by it and to operate and use the Company Assets and to carry on the business as currently conducted; and the Company is duly registered and qualified to do business, and in good standing,  in each jurisdiction where so required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)        the Wholly-Owned Subsidiaries are limited liability companies, duly organized, validly existing, and in good standing under the Laws of the State of Oklahoma and have the requisite organizational power and authority to own or lease the Company Assets that are owned or leased by them and to operate and use the Company Assets and to carry on the business as currently conducted.

Section 5.2      No Conflict; Consents.  Except as set forth on Schedule 5.2, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and shall not:

(a)        violate any Law applicable to the Company, the Wholly-Owned Subsidiaries or the Company Assets that are owned or leased by them or, with respect to the Company, the Wholly-Owned Subsidiaries or the Company Assets that are owned or leased by them, require any filing with or Permit, consent, approval, or authorization of or notice to, any Person, except where such violation or failure to make or obtain such filing, consent or approval would not have a Material Adverse Effect;

(b)        (i) violate any Organizational Document of the Company or the Wholly-Owned Subsidiaries or (ii) by written or oral agreement to which any member of Seller Group is a party, restrict the drilling of further Wells on the Leases or adversely restrict the use or operation of any Company Asset or prevent Buyer from becoming or continuing to be the operator of record from and after the Effective Time; or

(c)        (i) breach any Material Contract to which the Company or the Wholly-Owned Subsidiaries are a party or by which any Company Assets that are owned or leased by them may be bound; (ii) result in the termination of any such Material Contract; (iii) result in the creation of any Lien under any Material Contract or on any Company Asset; or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 5.3      Capitalization.

(a)        Interests.  The Interests (i) are duly authorized, validly issued and fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act); (ii) were issued free of preemptive rights; (iii) were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended, and any relevant state securities Laws or pursuant to valid exemptions therefrom; and (iv) are uncertificated.

(b)        Subsidiary Interests.  The Company holds of record and beneficially owns 100% of the membership interest of each Wholly-Owned Subsidiary (the “Subsidiary Interests”).  The Subsidiary Interests (i) are duly authorized, validly issued and fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 2030, 2031 and 2040 of the Oklahoma Limited Liability Company Act); (ii) were issued free of preemptive rights; (iii) were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended, and any relevant state securities Laws or pursuant to valid exemptions therefrom; and (iv) are uncertificated.

(c)        No Other Rights.  Except as set forth on the Organizational Documents of the Company Group, there are no (i) outstanding securities of the Company Group which are convertible into, or exchangeable or exercisable for, membership interests, equity interests or other securities of the Company Group; (ii) authorized or outstanding options, warrants, stock or other rights to purchase or acquire from the Company Group, or obligations of the Company Group to issue, any equity interests, stock or other securities, including securities convertible into or exchangeable for membership interests, stock or other securities of such entity or profit, phantom or similar rights or interests; (iii) preemptive rights related to any membership interests, equity interests, stock or other securities of the Company Group; (iv) except for such relating to Indebtedness for Borrowed Money to be released on or prior to Closing and set forth on Schedule 5.3, contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any equity or other interest in the Company Group; or (iv) except for such relating to Indebtedness for Borrowed Money to be released on or prior to Closing and set forth on Schedule 5.3, authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of units or interests of the Company Group on any matter.

(d)        Subsidiaries.  With the exception of (i) the Wholly-Owned Subsidiaries and (ii) prior to the Closing, the Excluded Entities, the Company does not own, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts representing less than two percent (2%) of the issuer’s voting securities) of any other Person.

Section 5.4       Litigation.  Schedule 5.4 sets forth all Legal Proceedings pending against the Company and the Wholly-Owned Subsidiaries or otherwise related to the Company Assets or, to Seller’s Knowledge, threatened in writing, against any member of the Company Group or otherwise related to the Company Assets.

Section 5.5      No Undisclosed Liabilities.  To Seller’s Knowledge, the Company Group does not have any liabilities that are required to be reflected, reserved against or otherwise described in a balance sheet of such Company Group prepared in accordance with GAAP as of the Closing Date, other than (i) liabilities arising in connection with the consummation of the transaction contemplated hereunder; and (ii) liabilities disclosed in Schedule 5.5.  Notwithstanding the foregoing, the representation and warranty contained in this Section 5.5 will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, the category of which is the subject of another representation or warranty set forth in this Article V, whether or not the existence of such liability would constitute a breach or inaccuracy of such representation or warranty.

Section 5.6      Taxes.  Except as set forth on Schedule 5.6, with respect to the Company and the Wholly-Owned Subsidiaries and the Company Assets, (i) all Tax Returns required to be filed prior to the date hereof by the Seller’s Group or with respect to the Company Assets have been timely filed and all of such Tax Returns are complete and correct in all material respects; (ii) all Taxes shown as due on such Tax Returns have been timely paid; (iii) there is no claim pending by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii); (iv) no Tax Returns described in clause (i) are under audit or examination by any Governmental Authority and Seller knows of no basis for any such audit or examination; (v) there are no agreements or waivers currently in effect or pending that provide for an extension of time with respect to the filing of any Tax Return of the Company Group or the assessment or collection of any material Tax from or payment by the Company Group or with respect to the Interests or the Company Assets; (vi) no written claim has been made by any Governmental Authority in a jurisdiction where the Company Group does not file a Tax Return that it is or may be subject to material taxation in that jurisdiction with respect to the Company Assets; (vii) each of the Company Group is treated as a disregarded entity or partnership for federal income tax purposes; (viii) Seller is not a foreign person within the meaning of Section 1445 of the Code; (ix) the Company Group is not subject to any tax allocation or sharing agreement or arrangement, obligated to indemnify another under any tax indemnification agreement or arrangement, or, other than for Texas franchise Tax purposes, a member of any consolidated, combined or unitary group; (x) there are no Tax Liens on any of the Company Assets except for Liens for Taxes not yet due; (xi) none of the Company Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code; and (xii) all of the Company Assets that are subject to property tax has been rendered to the appropriate taxing jurisdiction and to Seller’s Knowledge is properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to the Effective Time and no portion of the Company Assets constitutes omitted property for property tax purposes.

Section 5.7      Material Contracts.  As of the date hereof, Schedule 5.7 lists each Material Contract.  Each Material Contract constitutes the legal, valid and binding obligation of the Company and the Wholly-Owned Subsidiaries that are a party thereto and, to Seller’s Knowledge, the counterparties thereto, and is enforceable in accordance with its terms.  The Company and the Wholly-Owned Subsidiaries  are not in breach or default in any material respect of its obligations under any of the Material Contracts.  Except as set forth in Schedule 5.7 or as would not reasonably be expected to have a Material Adverse Effect, (i) to Seller’s Knowledge, no breach or default by any third-party exists under any Material Contract and (ii) no counterparty to any Material Contract of the Company and the Wholly-Owned Subsidiaries has canceled, terminated, or modified, or, to Seller’s Knowledge, threatened to cancel, terminate or modify, any Material Contract.  Except for any such Contract identified on Schedule 5.7 as confidential, true, correct and complete copies of all Material Contracts have been made available to Buyer.

Section 5.8      Compliance with Laws; Permits.

(a)        Laws.  Except as disclosed on Schedule 5.8(a), the Company and the Wholly-Owned Subsidiaries are in compliance in all material respects with, all applicable Laws relating to the ownership, use and operation of the Company Assets.  Notwithstanding any provision in this Section 5.8 (or any other provision of this Agreement) to the contrary, Section 5.6 and Exhibit A shall be the exclusive representations, warranties and covenants with respect to Tax and environmental issues (including Environmental Permits) and no other representations or warranties are made with respect to such matters, including under this Section 5.8.  Notwithstanding the foregoing, the representation and warranty contained in this Section 5.8(a) will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, the category of which is the subject of another representation or warranty set forth in this Article V, whether or not the existence of such liability would constitute a breach or inaccuracy of such representation or warranty.

(b)        Permits.  Except as disclosed on Schedule 5.8(b), (i) the Company and the Wholly-Owned Subsidiaries possess all Permits which are necessary to own or lease the applicable Company Assets owned or leased by them and to operate the Company Assets and their business as currently conducted; (ii) all such Permits of the Company and the Wholly-Owned Subsidiaries are in full force and effect; and (iii) there are no Proceedings pending against the Company and the Wholly-Owned Subsidiaries or otherwise affecting the Company Assets, or to Seller’s Knowledge, threatened before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of any such Permit.  True, correct and complete copies of all such material Permits have been made available to Buyer.  Notwithstanding any provision in this Section 5.8 (or any other provision of this Agreement) to the contrary, Section 5.6 and Exhibit A shall be the exclusive representations, warranties and covenants with respect to Tax and environmental issues (including Environmental Permits) and no other representations or warranties are made with respect to such matters, including under this Section 5.8.

Section 5.9       Preferential Purchase Rights.  Except as set forth in Schedule 5.9, with respect to the Company and the Wholly-Owned Subsidiaries, there are no (i) preferential purchase rights, rights of first refusal or similar rights and (ii) rights of first offer, tag-along rights, drag-along rights or other similar rights, in each case of clause (i) and (ii) above, that are applicable to the transactions contemplated by this Agreement.

Section 5.10     Payment of Royalties.  Except as set forth on Schedule 5.10, with respect to the Company and the Wholly-Owned Subsidiaries, and except for such amounts that are being held in suspense as permitted pursuant to applicable Law (“Suspended Funds”), all royalties (including lessor’s royalties), overriding royalties and other burdens upon, measured by or payable out of production (each, a “Burden”) due by the Company and the Wholly-Owned Subsidiaries with respect to the Company Assets have been paid or, if not paid, is contesting such Burden in good faith in the ordinary course of business.

Section 5.11     Current Commitments.  Schedule 5.11 sets forth, as of the date of this Agreement, all authorizations for expenditures and other capital commitments approved by the Company and the Wholly-Owned Subsidiaries relating to the Company Assets that (i) are in an amount exceeding one hundred thousand Dollars ($100,000), individually, and (ii) relate to activities that have not been completed by the date of this Agreement.

Section 5.12     Brokers’ Fees.  Seller has not entered into any Contract with any Person that would require the payment by Buyer or its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

Section 5.13     Employees.  With respect to the Company and the Wholly-Owned Subsidiaries, none of the Company or the Wholly-Owned Subsidiaries has any employees.

Section 5.14     Environmental Matters.  Except as set forth on Schedule 5.14 or would not reasonably be expected to have a Material Adverse Effect, (a) there is no violation of any Environmental Law with respect to, or arising from, the operation of the Lease(s) or the Well(s), which currently requires remediation, and there have been no uncured violations of Environmental Laws, including, but not limited to, those pertaining to air and water quality and/or Hazardous Substances, (b) Seller has not since January 1, 2014, in violation of applicable Environmental Laws, caused or allowed the generation, treatment, storage, disposal or release of Hazardous Substances within the Lease(s), and otherwise within the drillsite and acreage surrounding the Well(s), (c) Seller has been since January 1, 2014 and is in compliance with all applicable Environmental Laws concerning the handling of Hazardous Substances within the Lease(s) and otherwise within the drillsite and acreage surrounding the Well(s), (d) Seller has complied with all Environmental Laws of all Governmental Authorities having jurisdiction over the Company Assets, (e) all necessary Permits which are required to have been obtained from Governmental Authorities having jurisdiction over the Company Assets under applicable Environmental Laws in order to operate the Company Assets as currently operated have been obtained and are in force, (f) Seller has not received notice of any actual or potential Proceeding relating to the breach of any applicable Environmental Law involving or relating to the Company Assets, and (g) Seller has provided Buyer with copies of all written notices and filings delivered by Seller since January 1, 2014 to any Governmental Authority under applicable Environmental Laws relating to the Company Assets.

Section 5.15     Working Interest and Net Revenue Interest for Leases.  Schedule 5.15 sets forth a complete and accurate list of all of the Leases and includes, for each Lease, a legal description, a description of Seller’s Net Revenue Interest and Working Interest in each Leases and the gross acreage and net mineral acres covered by and included within the Leases. Except for Permitted Encumbrances, the Working Interest in the Leases is free and clear of all Liens existing by, through and under Seller.

Section 5.16     Gas Regulatory Matters.  No member of Company Group is a “natural-gas” company under the Natural Gas Act of 1938, and the Company Assets have never been used in a manner that would require certification under the Natural Gas Act of 1938. The Gathering Systems are for intrastate gathering and transportation of natural gas and gas liquids and are not subject to FERC compliance.

Section 5.17     Liens.  Except for the Permitted Encumbrances, none of the Company Assets are bound by or subject to any Liens.

Section 5.18     Bankruptcy.  There are no bankruptcy, reorganization, arrangement or similar Proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against any member of the Company Group or otherwise related to any Company Asset.

Section 5.19     Payout Balances.  Schedule 5.19 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Wells and Units subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.20     Performance Bonds.  Schedule 5.20 sets forth all of the bonds, letters of credit and guarantees relating or applicable to the Company Assets.

Section 5.21     Sufficiency of Assets.  The Company Assets constitute all of the assets necessary to conduct the business of the Company Group as currently conducted, except for the Excluded Assets.  The Company Assets are sufficient for the continued conduct of such business after the Closing in substantially the same manner as conducted prior to the Closing, except with respect to the Excluded Assets.  Except for the Excluded Assets, following the Closing, none of the members of the Company Group nor any of their Affiliates (other than members of the Company Group) will own or hold any assets or property (tangible or intangible) that are currently being used or useful in connection with such business or previously used in connection with such business.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1       Organization of Buyer.  Buyer is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.2       Authorization; Enforceability.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited liability company proceeding on the part of Buyer is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at the Closing will be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3       No Conflict; Consents.  Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a)        violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b)        violate any Organizational Document of Buyer; or

(c)        require any filing with, or permit, consent or approval of, or the giving of any notice to, any Person.

Section 6.4       Litigation.  Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, Buyer (i) is not subject to any outstanding Order; (ii) is not a party to a Proceeding; and (iii) to the knowledge of Buyer, has not been threatened with any Proceeding.

Section 6.5       Brokers’ Fees.  Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

Section 6.6       Financing; Resources and Other Capabilities.  Buyer has, and shall have as of the Closing Date, sufficient funds with which to pay the adjusted Purchase Price and consummate the transactions contemplated by this Agreement.  Buyer has the financial, technical and other capabilities to perform all of Buyer’s other obligations under this Agreement and all of the obligations assumed from Seller with respect to the Company Assets and the Company Group.

Section 6.7       Securities Law Compliance.  Buyer (i) is acquiring the Interests for its own account and not with a view to distribution in violation of applicable securities laws; (ii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Interests and is able financially to bear the risks thereof; and (iii) understands that the Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws the Interests may be resold without registration under such Laws only in certain limited circumstances.

Section 6.8       Buyer’s Independent Investigation.  Buyer and its Representatives have undertaken an independent investigation and verification of the Company Assets and the business, operations and financial condition of the Company Group.  Except for the representations and warranties made by Seller in Article IV and Article V, Buyer acknowledges that there are no representations or warranties, express or implied, as to the Company Assets or the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Company Group.

Section 6.9       Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  Buyer acknowledges and agrees that Seller has not made any representations or warranties as to the Company Assets or the Company Group except as expressly and specifically provided in Article IV and Article V and that Buyer may not rely on any other representations or warranties made by Seller or its representatives or on any of Seller’s estimates with respect to reserves or the value of the Company Assets or the Company Group, or any projections as to future events or other analyses or forward looking statements.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations of Seller set forth in this Agreement, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Company Assets and the Company Group and the express provisions of this Agreement and (ii) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Company Assets and the Company Group.  Buyer has no Knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller made hereunder.

Section 6.10     Regulatory.  Buyer is now qualified to own and assume operatorship of all Leases, Wells and Company Assets comprising of a part of the Oil and Gas Properties, including federal oil, gas and mineral leases and Leases with the BIA or other Governmental Authorities, and the consummation of the transaction contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by any applicable Laws, Buyer currently has lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such Leases, Wells and Company Assets and has filed any and all required reports necessary for such operations with all Governmental Authorities having jurisdiction over such operations.

ARTICLE VII.
TITLE AND ENVIRONMENTAL EXAMINATION.

Section 7.1       Access.  From the date hereof through the Closing, Seller shall afford, and shall cause, to the extent it has the Legal Right to, the Company Group to afford, to Buyer and its Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Company Group’s business, to the properties, books, contracts and records of the Seller’s Group and to the appropriate officers and employees of Affiliates of Seller and the Company Group and shall furnish such Representatives with all financial and operating data and employment data with respect to the employees of the Seller’s Group who are located in the Oklahoma County and whose job responsibilities encompass the Company Group or the Company Assets and other information concerning the Company Group and/or the Company Assets as Buyer and such Representatives may reasonably request.  Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations.  Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.  Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to: (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to the Seller’s Group relating to such information or would cause the Seller’s Group to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law.

Section 7.2       Environmental and Title Review.  Buyer shall have the right to examine the environmental condition of and title to the Company Assets in accordance with the procedures in Exhibit A.  Seller shall cause, to the extent it has the Legal Right to, the Company

Group to provide access to the Company Assets the Company Group operates during regular business hours and Seller shall use its commercially reasonable efforts to obtain permission for Buyer to gain access to the Company Assets operated by third parties.  Buyer shall have no right to perform or conduct any environmental sampling or other invasive environmental investigation on or about any of the Company Assets without the prior written consent of Seller, which shall not be unreasonably withheld.

Section 7.3       Indemnity.  Buyer shall indemnify the Seller Indemnified Parties from and against Losses arising out of, or in connection with, the actions of Buyer and/or its Representatives on any site visits or inspections of the Company Assets or any other properties of any Seller Indemnified Party by Buyer and its Representatives, EXCEPT TO THE EXTENT CAUSED BY THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PARTIES.

ARTICLE VIII.
INTERIM OPERATIONS

Section 8.1       Operations Prior to Closing.  Except as provided in this Agreement, during the period from and including the date hereof until and including the Closing Date (the “Restricted Period”), without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall and shall cause, to the extent it has the Legal Right to, the Seller’s Group to:

(a)        operate the Company Assets operated by the Seller’s Group in all material respects in (i) the ordinary course consistent with past practices and (ii) compliance with all applicable Laws;

(b)        pay all expenses incurred with respect to the Company Assets owned or operated by the Seller’s Group in the usual, regular and ordinary manner consistent with past practice;

(c)        collect the accounts receivable attributable to the Company Assets owned or operated by the Seller’s Group in the usual, regular and ordinary manner consistent with past practice;

(d)        maintain the books of account and records relating to the Company Assets owned or operated by the Seller’s Group in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person; and

(e)        give prompt Notice to Buyer of any written notice received by the Seller’s Group of any material claim asserting any breach of contract, tort or violation of Law or any investigation, suit, action or litigation by or before a Governmental Authority or otherwise, that (in each case) relates to the assets and operations of the Company Group or the Company Assets.

Section 8.2      Restricted Activities.  Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall and shall cause, to the extent it has the Legal Right, the Company Group not to take any action during the Restricted Period to:

(a)        amend their Organizational Documents;

(b)        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(c)        change their accounting methods, policies or practices, except as required by applicable Law;

(d)        sell, transfer, abandon, lease (other than oil and gas leasehold interests acquired by the Company Group in the Restricted Period), encumber (other than Permitted Encumbrances), exchange or otherwise dispose of any of the assets of the Company Group except in the ordinary course of business and except for the Excluded Assets;

(e)        merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in or make an investment in, any Person (other than extensions of credit to customers in the ordinary course of business);

(f)         issue or sell any equity interests, notes, bonds or other securities of the Company Group, or any option, warrant or right to acquire same;

(g)        incur any Indebtedness for Borrowed Money, whether or not evidenced by a note, bond, debenture or similar instrument (nor enter into any guarantees with respect to any such indebtedness), except any such indebtedness that will be paid in full at or prior to the Closing;

(h)        hire any employees to provide services to the Company Group, terminate without cause any employees currently providing services to the Company Group or make any changes to the benefit levels, wages or other compensation to such employees;

(i)         enter into any Contract that would have been a Material Contract if it had been in effect on the date hereof;

(j)         amend, modify or terminate any Material Contract or otherwise waive, release or assign any material rights, Claims or benefits of the Company Group under any Material Contract;

(k)        enter into any derivative, option, hedge or futures contracts;

(l)         propose or agree to participate in or authorize enter into any authorization for expenditure or other approved capital expenditure in excess of one hundred thousand Dollars ($100,000);

(m)       sell or otherwise transfer any tubulars, trucks and equipment of the Company Group; or

(n)        agree, whether in writing or otherwise, to do any of the foregoing.

Section 8.3      Casualty Loss.  If, between the date of this Agreement and the Closing, any substantial portion of the Company Assets are materially damaged or destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any substantial portion of the Company Assets are taken by condemnation or under the right of eminent domain or are under suit for or have been put on notice of an impending condemnation (all of which are herein called “Casualty Loss” and are limited to property damage or taking only), Seller shall notify Buyer promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure a Casualty Loss that consists of property damage by repairing the affected Company Asset no later than the Closing Date at no cost to buyer, in the alternative.  If any uncured Casualty Loss exists at the Closing, Buyer shall proceed to purchase the Asset affected thereby, and upon receipt of the Purchase Price, Seller shall pay to Buyer all sums paid to Seller by third Persons by reason of the damage or taking of such Company Asset, and to the extent Seller is not contractually prohibited from doing so, Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims, unpaid proceeds or other payments or rights to receive payments from third Persons arising out of such damage or taking. EXCEPT AS SET FORTH IN SCHEDULE 9.2, SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE EXISTENCE OF INSURANCE COVERING CASUALTY LOSS TO THE ASSETS, AND DISCLAIMS ANY OBLIGATION, COVENANT OR DUTY TO BUYER TO ASSERT OR PURSUE ANY CLAIM AGAINST ANY INSURER OR OTHER PERSON FOR CASUALTY LOSS TO THE ASSETS.

Section 8.4      Casualty Loss Limitation.  Anything in this Agreement to the contrary notwithstanding, Buyer’s recourse with respect to a Casualty Loss shall be limited to the proceeds of the Seller’s Group’s casualty insurance coverage actually recovered by Seller in respect thereof or other sums paid to Seller by third Persons (or an assignment of claims related thereto). If such sums are received by Seller prior to Closing, such sums will be paid to Buyer at Closing, and if such sums are received after Closing, such sums will be paid to Buyer promptly after receipt thereof by Seller.  Seller shall have no other liability or responsibility to Buyer with respect to a Casualty Loss.

ARTICLE IX.
OTHER PRE-CLOSING COVENANTS

Section 9.1       Third-Party Approvals.  Buyer and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all material consents and approvals of third parties and releases of Liens that any of Buyer, Seller, or their Affiliates are required to obtain to consummate the transactions contemplated hereby.

Section 9.2       Insurance.  At or prior to the Closing, Seller shall be entitled to terminate or modify the insurance policies described in Schedule 9.2 to exclude coverage of the Company Group, and Buyer will obtain its own insurance coverage with respect to the Company Group and the Company Assets.

Section 9.3       Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit, and guarantees, posted by Seller or the Company Group on behalf of the Company Group with any Governmental Authority or third

Person and relating to the Company Group or the Company Assets, will be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of the Company Group or Buyer, replacements for the bonds and guarantees listed on Schedule 9.3 to the extent such replacement are permitted under the terms thereof, and to the extent permitted under the terms thereof shall cause, effective as of the Closing Date, the cancellation or return to Seller of such bonds and guarantees posted (or supported) by Seller or the Company Group with respect to the Company Group or the Company Assets.

Section 9.4       Transfer of Excluded Entities.  Prior to the Closing, Seller shall cause the Company and the Wholly-Owned Subsidiaries to transfer all of the equity interests of the Excluded Entities to a Person other than a member of the Company Group.

ARTICLE X.
CONDITIONS TO CLOSING

Section 10.1    Conditions to Obligations of Buyer to Closing.  The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a)        Representations, Warranties and Covenants.  (i) The representations and warranties of Seller made in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) will be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); (ii) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Seller’s Group on or before the Closing; and (iii) Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

(b)        No Proceeding or Injunction.  No Proceeding instituted by a third-party shall be pending before any Governmental Authority or arbitral body seeking to restrain, prohibit, enjoin or declare illegal, or seeking damages in connection with, the transactions contemplated by this Agreement.  No provision of any applicable Law and no Order shall be in effect that prohibits or makes illegal the consummation of the Closing.

(c)        Consents and Approvals.  All consents and approvals, if any, required by applicable Law or otherwise necessary for the consummation of the transactions contemplated herein, shall have been obtained and shall not have been withdrawn or revoked, and all Liens on the Interests and the Company Assets, other than Permitted Encumbrances, shall have been released (except, in the case of the Interests, those under federal and state securities Laws and the Company’s Organizational Documents).

(d)        Preference Rights.  The Parties shall have acknowledged that no third party(ies) exercised any Subject Preferential Right to purchase Company Assets.

Section 10.2    Conditions to the Obligations of Seller to Closing.  The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)        Representations, Warranties and Covenants.  (i) The representations and warranties of Buyer made in this Agreement (disregarding all materiality qualifications contained therein) will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), (ii) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing and (iii) Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(b)        No Proceeding or Injunction.  No Proceeding instituted by a Third-Party shall be pending before any Governmental Authority or arbitral body seeking to restrain, prohibit, enjoin or declare illegal or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No provision of any applicable Law and no Order shall be in effect that prohibits or makes illegal the consummation of the Closing.

(c)        Consents and Approvals.  All material consents and approvals, if any, required by applicable Law or otherwise necessary for the consummation of the transactions contemplated herein, shall have been obtained and shall not have been withdrawn or revoked, and all Liens on the Interests and the Company Assets, other than Permitted Encumbrances, shall have been released (except, in the case of the Interests, those under federal and state securities Laws and the Company Group’s Organizational Documents).

ARTICLE XI.
CLOSING

Section 11.1     Closing Date.  Subject to the conditions set forth in Article X, the closing of the sale and transfer of the Interests to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth Kenyon LLP at 600 Travis, Suite 4200, Houston, Texas 77002 on June 15, 2017, or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”), subject to Seller’s right to extend the Closing Date under Section 3(d) of Exhibit A;  provided, however, that Buyer shall have the right in its sole discretion to extend such date to July 17, 2017 upon providing written notice to Seller by June 8, 2017 that Seller desires additional time to complete its due diligence of the Company Assets.

Section 11.2    Closing Deliverables.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)        Closing Payment.  Buyer shall pay to Seller the Closing Payment.

(b)        Assignment and Assumption Agreement.  Each of Seller and Buyer shall execute and deliver the Assignment and Assumption Agreement.

(c)        Resignations of Officers and Directors.  Seller shall cause to be delivered resignations (or evidence of removal) of each officer, director and manager of the Company Group appointed by Seller or the Company, subject to the terms and conditions of any Organizational Documents or operating agreements of the Company Group, effective as of the Closing.

(d)        Buyer’s Certificate.  Buyer shall deliver the certificate required pursuant to Section 10.2(a).

(e)        Seller’s Certificate.  Seller shall deliver the certificate required pursuant to Section 10.1(a).

(f)         Certification of Non-Foreign Status.  Seller shall deliver a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2).

(g)        Other Matters.  Seller and Buyer shall execute and deliver any other appropriate assignments, bills of sale, or other instruments necessary to effect or support the transactions contemplated by this Agreement.

ARTICLE XII.
TERMINATION

Section 12.1    Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)        by the mutual written consent of Buyer and Seller;

(b)        by Buyer, (i) if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 10.1, (ii) pursuant to any other right of termination by Buyer set forth herein or in Exhibit A hereto or (iii) if all of the conditions set forth in Section 10.2 have been satisfied or waived, as applicable, and Seller nevertheless refuses or fails to close the transactions contemplated in this Agreement; provided, Seller shall first be entitled to ten (10) days’ notice and the opportunity to cure and provided furthermore that Buyer shall not be in material breach at such time;

(c)        by Seller, (i) if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 10.2, (ii) pursuant to any other right of termination by Seller set forth herein or in Exhibit A hereto or (iii) if all of the conditions set forth in Section 10.1 have been satisfied or waived, as applicable, and Buyer nevertheless refuses or fails to close the transactions contemplated in this Agreement; provided, Buyer shall first be entitled to ten (10) days’ notice and the opportunity to cure and provided furthermore that Seller shall not be in breach at such time;

(d)        by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction shall have become final and non-appealable;

(e)        by either Buyer or Seller, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by July 15, 2017, provided that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 12.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(f)         by either Buyer or Seller, upon Notice to the other Party, if the sum of all Defect Amounts (as defined in Exhibit A) validly asserted in any Defect Notice (as defined in Exhibit A) less the sum of all Title Benefit Amounts (as defined in Exhibit A) validly claimed by Seller under Exhibit A is equal to or greater than ten percent (10%) of the Base Purchase Price; or

(g)        by Seller, immediately upon Notice to Buyer, if the Earnest Money Deposit has not been timely delivered by Buyer to the Escrow Agent in accordance with Section 3.2.  Should the earnest money not be properly and/or timely tendered, upon notice of the failure Buyer shall have five (5) days to remedy the non-payment prior to Seller terminating the Agreement.

Section 12.2     Effect of Termination.  In the event of termination of this Agreement under Section 12.1(a),  Section 12.1(b),  Section 12.1(d),  Section 12.1(e) (except as provided in the following sentence) or Section 12.1(f), the Parties shall jointly instruct the Escrow Agent to return the Earnest Money Deposit to Buyer in immediately available Dollar funds within three (3) Business Days after such termination. If this Agreement is terminated (i) by Seller under Section 12.1(c) or (ii) by either Party under Section 12.1(e) if at such time Seller could have terminated this Agreement under Section 12.1(c), then the Parties shall jointly instruct the Escrow Agent to deliver the Earnest Money Deposit to Seller as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for such termination.  Buyer and Seller acknowledge and agree that (A) Seller’s actual damages upon the event of termination of this Agreement as contemplated under the preceding sentence are difficult to ascertain with any certainty; (B) the Earnest Money Deposit is a reasonable estimate of such actual damages; and (C) such liquidated damages do not constitute a penalty.  If this Agreement is terminated by Seller under Section 12.1(g), Buyer’s obligation to deliver the Earnest Money Deposit under Section 3.2 shall survive such termination by Seller, but such delivery shall be made directly to Seller rather than the Escrow Agent.

Section 12.3     Other Provisions.  Except for Section 12.2,  Section 7.3,  Section 13.7 and Article XVI (excluding Section 16.12) (and the definitions related to any of the foregoing), this Agreement shall, upon termination hereof pursuant to Section 12.1, become of no further force or effect.  Nothing in Section 12.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder.  The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XIII.
ASSUMPTION; INDEMNIFICATION AND WAIVERS

Section 13.1     Assumed Obligations.  Without limiting Buyer’s rights to indemnity under this Agreement and Buyer’s rights under any Title Indemnity Agreement (as defined in Exhibit A), from and after the Closing Date, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the Assumed Obligations.

Section 13.2     Seller’s Indemnity  From and after Closing, subject to the limitations set forth in this Agreement, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective Representatives (the “Buyer Indemnified Parties”) against any and all liabilities, obligations, damages, losses, costs, debts, penalties, fines, expenses (including reasonable attorneys’ and consultants’ fees and expenses), claims, causes of actions, payments, charges, judgments and  assessments (collectively “Losses”) incurred or suffered by the Buyer Indemnified Parties as a result of, relating to, or arising out of:

(a)        any breach of any representation or warranty contained in Article IV and Article V of this Agreement made by Seller as though such representation or warranty were made as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date);

(b)        the breach of any covenant or agreement made or to be performed by Seller under this Agreement;

(c)        any Environmental Defect or any Hazardous Substances with respect to any Company Asset occurring prior to or as of the Closing Date, any violation of, or other liability under, any Environment Laws by any member of the Company Group, or otherwise related to any Company Asset, occurring prior to or on the Closing Date, or any other activity or condition occurring or existing with respect to the Company Assets on or prior to the Closing Date that results in an Environmental Defect, including, without limitation those set forth on Schedule 13.2(c);

(d)        the Excluded Assets or Excluded Entities, including, without limitation, any assets held by Seller outside of Osage County, Oklahoma;

(e)        obligations and liabilities of any kind whatsoever of the Seller Group or the Company Group arising from or relating to the Seller Group, the Company Group or the Company Assets, whether known or unknown, liquidated or contingent, which are not Assumed Obligations, including, without limitation, any pending or future lawsuits against the Seller Group with respect to properties and assets not constituting Company Assets; and

(f)         any and all liabilities related to outstanding surface damage negotiations from operations in Osage County, Oklahoma unless those liabilities are disclosed to Buyer and Buyer agrees in writing to accept those liabilities.

In no event shall Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Closing Statement or any revised Closing Statement.   Notwithstanding anything herein to the contrary, Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Company Group and the Company Assets, and in no event shall Seller have any liability to Buyer with respect to any breach of any representation, warranty or covenant under this Agreement to the extent that Buyer was aware of such breach as of the Closing Date.

Section 13.3    Buyer’s Indemnity.  From and after Closing, subject to the limitations set forth in this Agreement, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective Representatives (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered by the Seller Indemnified Parties as a result of, relating to or arising out of:

(a)        any breach of any representation or warranty made by Buyer in this Agreement as though such representation or warranty were made as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date);

(b)        the breach of any covenant or agreement made or to be performed by Buyer under this Agreement; and

(c)        the Assumed Obligations.

Section 13.4     Express Negligence Rule.  THE INDEMNIFICATION AND WAIVER PROVISIONS IN THIS AGREEMENT SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH PERSON.

Section 13.5    Limitations on Liability.

(a)        Except as set forth below, a Buyer Indemnified Party will not be entitled to indemnity under Section 13.2(b) of this Agreement for Losses with respect to any individual Claim that does not equal or exceed fifty-five thousand Dollars ($55,000) (the “Individual Indemnity Threshold”) and all such Claims that equal or exceed the Individual Indemnity Threshold must collectively also exceed the Indemnity Deductible, and thereafter, the Buyer Indemnified Parties shall only be entitled to indemnity for the amount in excess of the Indemnity Deductible, subject to the limitations set forth in this Agreement.  Except as set forth below, the maximum aggregate liability of Seller under Section 13.2(b) of this Agreement shall not exceed the Indemnity Cap.  The Indemnity Deductible and the Indemnity Cap shall not apply to any claim for indemnification under Section 13.2(a) with respect to any breach of the Fundamental Representations, Section 13.2(d) or Section 13.2(e).

(b)        Survival.

(i)         Except as otherwise expressly provided herein, the representations, warranties and covenants of the Parties under this Agreement shall survive the Closing; provided, however, that:

(a)        unless otherwise set forth herein, and except for the Fundamental Representations, all other representations and warranties of Seller shall survive the Closing for a period of twelve (12) months;

(b)        the Fundamental Representations shall survive the Closing for the period of the applicable statute of limitations, plus ninety (90) days;

(c)        all covenants and agreements of Seller in this Agreement shall survive the Closing for a period of twelve (12) months, except for (i) Seller’s covenants in Section 3.8 and Article XIV, which shall survive for the applicable statute of limitations, plus ninety (90) days; and (ii) Seller’s covenants in this Article XIII, which shall survive the Closing for the period specified in this Article XIII;

(d)        Buyer’s representations and warranties set forth in this Agreement shall survive the Closing for a period of twelve (12) months; and

(e)        all covenants and agreements of Buyer in this Agreement shall survive the Closing for a period of twelve (12) months, except for (i) Buyer’s covenants in Section 3.8 Section 7.3 and Article XIV, which shall survive for the applicable statute of limitations, plus ninety (90) days; (ii) Buyer’s covenants in Section 15.1, which shall survive for a period of five (5) years; (iii) Buyer’s covenants in Section 15.2, which shall survive without limitation as to duration; and (iv) Buyer’s covenants in this Article XIII, which shall survive the Closing for the period specified in this Article XIII;

(ii)        Subject to Section 13.5(b)(iii) below, the Parties’ respective indemnity obligations under this Article XIII shall survive as follows:

(a)        Seller’s indemnities in Section 13.2(a) and Buyer’s indemnities in Section 13.3(a) shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification; provided that if there is no termination date for a representation or warranty, then the indemnities provided with respect thereto shall survive the Closing without time limit;

(b)        Seller’s indemnities in Section 13.2(b) and Buyer’s indemnities in Section 13.3(b) shall terminate as of the termination date of each respective covenant that is subject to indemnification; provided that if there is no termination date for a covenant, then the indemnities provided with respect thereto shall survive the Closing without time limit;

(c)        Seller’s indemnities in Section 13.2(c) shall survive the Closing for a period of twelve (12) months; provided, however, that the indemnity with respect to those matter set forth on Schedule 13.2(c) shall survive the Closing for a period of sixty (60) months;

(d)        Seller’s indemnities in Section 13.2(d) shall survive the Closing without time limit;

(e)        Seller’s indemnities in Section 13.2(e) and Section 13.2(f) shall survive the Closing for a period of twelve (12) months; and

(f)        Buyer’s indemnities in Section 13.3(c) shall survive the Closing without time limit.

(iii)       Any assertion by any Indemnified Party of Losses under this Article XIII must be made in a Notice delivered to the Indemnifying Party (or not at all) on or prior to the end of the survival period applicable to such indemnity as provided above, and the Indemnified Parties’ right to indemnification under this Article XIII shall be deemed waived and released if not made on or prior to the end of such survival period.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in this Article XIII if such bona fide claim is asserted prior to the date of termination for the applicable indemnity, and with respect to a timely asserted bona fide claim for indemnification, the Indemnifying Party’s indemnity covenants under this Article XIII shall survive until performed.

(c)        Reductions.  The amount of any Losses subject to indemnification under this Article XIII shall be reduced or reimbursed, as the case may be, by any third-party insurance proceeds and third-party recoveries actually received by the Indemnified Parties with respect to such Losses (net of any expenses or costs incurred in connection with the claim or collection relating thereto and any increase in premiums as a result thereof).  The Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other third-party alleged to have responsibility.  If an Indemnified Party receives an amount under insurance coverage or from such third-party with respect to Losses that were the subject of indemnification under this Article XIII at any time subsequent to indemnification provided thereunder, then such Indemnified Party shall promptly reimburse the Indemnifying Party for such amount (net of any expenses or costs incurred in connection with the claim or collection relating thereto and any increase in premiums as a result thereof).

(d)        Mitigation. Each Indemnified Party shall make reasonable efforts to mitigate or minimize Losses under this Agreement upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable under this Article XIII.  If an Indemnified Party fails to so mitigate an indemnifiable loss under the preceding sentence, the Indemnifying Party shall have no liability for any portion of such loss that reasonably could have been avoided had the Indemnified Party made such efforts.

(e)        Payment.  Subject to Section 13.5(a), all amounts for which indemnification is provided under Section 14.1(b) and this Article XIII will be paid in cash in immediately available Dollar funds upon (i) agreement of Buyer and Seller with respect to the amount thereof or (ii) a final, binding and non-appealable judgment of a court of competent jurisdiction concerning same.

Section 13.6     Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)        Third-Party Claim.  If any Person entitled to seek indemnification under Article XIII (an “Indemnified Party”) receives written notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third-party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Article XIII, the Indemnified Party shall promptly (i) notify the Party obligated to the Indemnified Party pursuant to this Article XIII (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a Notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to the Third-Party Claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b)        Indemnifying Party.  Except with respect to Tax Audits described in Section 14.2, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Agreement), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 13.6(b).  In such circumstances, the Indemnifying Party shall defend any such Third-Party Claim in good faith and shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement or consent to the entry of any judgment with respect thereto without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) that (i) does not result in a final resolution of the Indemnified Party’s liability to the third-party with respect to the Third-Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Third-Party Claim) or (ii) may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).  If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any

Third-Party Claim which the Indemnifying Party elects to contest pursuant to this Section 13.6(b), including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 13.6(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)        Indemnified Party.  Except with respect to Tax Audits described in Section 14.2, if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 13.6(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 13.6(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)        Direct Claim.  Any claim by the Indemnified Party on account of Losses that do not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the events that gave rise to such Direct Claim.  Such Notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of ten (10) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such Direct Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 13.7    Waiver of Consequential Damages.  WITH RESPECT TO ANY AND ALL LOSSES FOR WHICH INDEMNIFICATION MAY BE AVAILABLE HEREUNDER, NO INDEMNIFYING PARTY SHALL HAVE ANY LIABILITY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES WITH RESPECT TO ANY CLAIM FOR WHICH SUCH INDEMNIFYING PARTY MAY HAVE LIABILITY PURSUANT TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT APPLY TO THE EXTENT SUCH CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES ARE AWARDED IN A PROCEEDING BROUGHT OR ASSERTED BY A THIRD-PARTY AGAINST AN INDEMNIFIED PARTY.

Section 13.8    Waivers and Disclaimers.

(a)        NO RELIANCE.  BUYER HAS REVIEWED AND HAS ACCESS TO ALL CONTRACTS, DOCUMENTS, RECORDS AND INFORMATION WHICH IT HAS DESIRED TO REVIEW IN CONNECTION WITH ITS DECISION TO ENTER INTO THIS AGREEMENT, AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.  BUYER HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, STATEMENT, ADVICE, DOCUMENT, PROJECTION OR OTHER INFORMATION OF ANY TYPE PROVIDED BY SELLER, OR ITS AFFILIATES, OR ANY OF THEIR REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT.  IN DECIDING TO ENTER INTO THIS AGREEMENT, AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER HAS RELIED SOLELY UPON ITS OWN KNOWLEDGE, INVESTIGATION AND ANALYSIS (AND THAT OF ITS REPRESENTATIVES) AND NOT ON ANY DISCLOSURE OR REPRESENTATION MADE BY, OR ANY DUTY TO DISCLOSE ON THE PART OF SELLER OR ITS AFFILIATES, OR ANY OF THEIR REPRESENTATIVES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL RESTRICT OR IN ANY WAY LIMIT CLAIMS BY THE PARTIES WITH RESPECT TO BREACHES OR CLAIMS BASED UPON FRAUD, AS TO WHICH THE PARTIES SHALL HAVE ALL OF THEIR RIGHTS OR REMEDIES AT LAW.

(b)        LIMITED DUTIES.  ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE INTERESTS, THE COMPANY ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT.  THE PARTIES DO NOT INTEND (i) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (ii) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER, OR PERFORM ANY ACT, CONDITION, OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

(c)        DISCLAIMER.  THE INTERESTS BEING TRANSFERRED TO BUYER AS A RESULT OF THE TRANSFER OF THE INTERESTS ARE BEING ACCEPTED BY BUYER IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, WITHOUT, SUBJECT TO THE EXCEPTION BELOW, ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE,

ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY SELLER AND WAIVED BY BUYER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT.  BUYER RECOGNIZES THAT THE COMPANY ASSETS HAVE BEEN USED FOR OIL AND GAS DRILLING, COMPLETING, FRACTURING, PRODUCTION, GATHERING, PIPELINE, TRANSPORTATION, STORAGE AND RELATED OPERATIONS.  PHYSICAL CHANGES IN THE COMPANY ASSETS AND IN THE LANDS INCLUDED THEREIN MAY HAVE OCCURRED AS A RESULT OF SUCH USES.  THE COMPANY ASSETS ALSO MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY SELLER OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE COMPANY ASSETS. IT IS UNDERSTOOD AND AGREED THAT BUYER SHALL HAVE INSPECTED PRIOR TO CLOSING (OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT) THE LEASES, EQUIPMENT, PIPELINES AND THE ASSOCIATED PREMISES INCLUDED IN THE COMPANY ASSETS AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF NORM AND MAN-MADE MATERIAL FIBERS, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT.

(d)        ADDITIONAL DISCLAIMERS.  SELLER MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, (i) AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE COMPANY GROUP OR THE COMPANY ASSETS (INCLUDING, WITHOUT LIMITATION, ANY PROCESSING, REPROCESSING OR OTHER INTERPRETATION OR ANALYSIS BY THE COMPANIES, SELLER OR ANY OF THEIR AFFILIATES OF ANY SEISMIC DATA INCLUDED IN THE COMPANY ASSETS) OR (ii) CONCERNING THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, ATTRIBUTABLE TO THE COMPANY ASSETS, OR THE ABILITY OF THE COMPANY ASSETS TO PRODUCE HYDROCARBONS, OR THE PRODUCT PRICES WHICH THE COMPANIES ARE OR WILL BE ENTITLED TO RECEIVE FROM THE SALE OF ANY SUCH HYDROCARBONS.

Section 13.9     Exclusive Remedy and Release.  The indemnification and remedies set forth in Section 7.3,  Article XIV, this Article XIII,  Exhibit A and any Title Indemnity Agreement (as defined in Exhibit A) shall constitute the sole and exclusive post-Closing remedies of the Parties with respect to any breach of representation or warranty or non-performance of any covenant or agreement contained in this Agreement.  Except as provided in this Agreement or any Title Indemnity Agreement (as defined in Exhibit A), if the Closing occurs, each of Buyer and Seller hereby waives, releases, acquits, and forever discharges the other, and all of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, or any other Person acting on behalf of the other, of and from any and all Losses whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, which such party, as applicable, may have or which may arise in the future directly or indirectly arising out of the transactions contemplated hereby, including any of the foregoing that is from or relating to the possession, use, handling, management, disposal, investigation, remediation, cleanup, or release of any Hazardous Substances or any Environmental Law applicable thereto.

ARTICLE XIV.
TAX MATTERS

Section 14.1    Responsibility for Filing Tax Returns and Paying Taxes.

(a)        Filing.  Seller shall, to the extent it has the Legal Right to, file all Tax Returns required to be filed by or with respect to the Company, a Wholly-Owned Subsidiary or the assets of the Company or a Wholly-Owned Subsidiary for a Pre-Closing Tax Period that are required to be filed prior to or on the Closing Date and any Tax Returns that are required to be filed as a result of the sale of the Company, the Company Assets or the assets of a Wholly-Owned Subsidiary and the distribution of the Excluded Assets.  If Closing occurs, Buyer shall file all other Tax Returns required to be filed by or with respect to the Company Group, the Wholly-Owned Subsidiary and the Company Assets.

(b)        Payment.  Subject to the limitations of Section 14.4 and Section 14.6, Seller shall pay, or cause the Company to pay, Taxes owed and payable by the Company and the assets and operations of the Company or the Wholly-Owned Subsidiaries at or with respect to any time prior to or on the Closing Date, including, without limitation, with respect to such Taxes arising from errors in Tax Returns with respect to such period.  Seller shall indemnify and hold harmless Buyer and its Affiliates from and against all Taxes (except Taxes that are included in the calculation of the Buyer’s Credit) with respect to (i) the Company, the Company Assets and the assets of a Wholly-Owned Subsidiary attributable to any Pre-Effective Date Tax Period or portion of any Straddle Period prior to and including the Effective Date; (ii) the Excluded Assets and the distribution of the Excluded Assets to Seller for all periods; and (iii) the sale of the Interest, the Company, the Company Assets and the assets of a Wholly-Owned Subsidiary.  If Closing occurs, Buyer shall pay all other Taxes owed with respect to the Company, the Wholly-Owned Subsidiaries, any of the Company Assets and any of the assets owned by the Wholly-Owned Subsidiaries.  Buyer shall, with respect to any Tax Return for which Buyer is responsible for preparing and filing, make the Tax work papers for such Tax Return available for review by Seller if the Tax Return is with respect to Taxes for which Seller may be liable (in whole or in part) hereunder or under applicable Law.  Buyer shall make such work papers available for review sufficiently in advance of the due date for filing such Tax Returns to provide Seller with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing.  Any Tax Return which includes or is based on the operation, ownership, assets or activities of the Company, the Company Assets or the Wholly-Owned Subsidiaries for any taxable period beginning before and ending after the Closing Date, and any Tax Return in respect of any Taxes for which Seller may be liable (in whole or in part) hereunder shall be prepared substantially in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax Law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

(c)        Straddle Period.  For purposes of this Agreement, liability for Taxes with respect to the Company, the Company Assets and the assets of a Wholly-Owned Subsidiary with respect to any Straddle Period shall be apportioned as follows:  property, ad valorem and similar Taxes assessed with respect to any Straddle Period shall be apportioned between Seller and Buyer on a ratable daily basis, and Seller shall pay any such Taxes for any Pre-Effective Date Tax Period or portion of the Straddle Period prior to and including the Effective Date.  All other Taxes shall be apportioned based on an interim closing of the books of the Company, the Company Assets and the assets of a Wholly-Owned Subsidiary as of the end of the Effective Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Effective Date and the period beginning after the Effective Date in proportion to the number of days in each period.  If Closing occurs, Buyer and Seller shall each timely provide the other with all information and cooperation reasonably requested by the other to prepare any Tax Return relating to the Company, the Company Assets and the assets of a Wholly-Owned Subsidiary or the transactions contemplated by this Agreement.

(d)        Texas Franchise Taxes.   Notwithstanding any provision of this Agreement to the contrary, the responsibility for Texas franchise Taxes with respect to the operations of each of the Company and its Wholly-Owned Subsidiaries (as opposed to the sale of the Interests which shall be governed by Section 14.1(b)(iii)) shall be prorated between Seller and Buyer as of the Effective Date, with Seller responsible for such Texas franchise Taxes for all periods on or prior to the Effective Date, and such proration based on a closing of the books and the operational results of the Company and its Wholly-Owned Subsidiaries for the year of the Effective Date, notwithstanding that such Texas franchise Taxes are payable in a subsequent year.

Section 14.2    Responsibility for Tax Audits.  Seller shall control any Tax Audit relating to Taxes for which Seller is liable pursuant to Section 14.1, and if Closing occurs, Buyer shall control any other Tax Audit relating to Taxes for which Buyer is liable pursuant to Section 14.1;  provided, however, that if a Tax Audit relates to Taxes for which both Parties could be liable under this Agreement, to the extent practicable, the Tax items with respect to such Tax Audit will be distinguished and each Party will have the option to control the defense and settlement of those Taxes for which it could be so liable, but if any Tax item cannot be identified as being a liability of only one Party or cannot be separated from a Tax item for which the other Party is liable, Buyer, at its expense, shall have the option to control the defense and settlement of the Tax Audit, provided that Buyer shall keep Seller notified of any developments in such Tax Audit and Seller shall have the right to participate in such Tax Audit at its own expense; and provided further that no such matter shall be settled without the written consent of Seller, not to be unreasonably withheld, delayed or conditioned.  Buyer and Seller shall each timely provide the other with all information and cooperation reasonably requested to defend a Tax Audit with respect to Taxes relating to the Company Group, the Company Assets or the transactions contemplated by this Agreement.  Each Party shall provide the other with notice of any pending or threatened Tax Audits that could adversely affect the other.

Section 14.3     Tax Refunds.  The Parties shall be entitled to any refund, offset or credit with respect to Taxes for which the Party is responsible pursuant to Section 14.1 or Section 14.4.  If a Party receives a refund, offset or credit to which the other Party is entitled, the Party receiving the refund, offset or credit shall pay it to the Party entitled to the refund within ninety (90) Business Days after receipt and usage thereof.

Section 14.4     Transfer Taxes.  Buyer shall be responsible for and indemnify Seller against any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.  The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes.

Section 14.5     Tax Treatment of Indemnities.  Any indemnity paid by a Party to another Party pursuant to this Article XIV or Article XIII shall be treated for federal, state and local income Tax purposes, as an adjustment to the Purchase Price, unless otherwise required by Law or as agreed by the Parties.

Section 14.6     Survival and Conflict.  Notwithstanding any provision of this Agreement to the contrary, the obligations set forth in Article XIV shall survive Closing for the applicable statute of limitations plus 90 days.  Further, in the event of a conflict between the provisions of this Article XIV and any other provision of this Agreement, this Article XIV shall control.

ARTICLE XV.
OTHER POST-CLOSING COVENANTS

Section 15.1    Books and Records.

(a)        Delivery of Records.  Seller shall deliver the Records to Buyer at or as soon as practicable after the Closing.

(b)        Retention.  Seller may retain copies of any or all of the Records.

(c)        Record Preservation.  Buyer shall preserve and keep a copy of all Records in Buyer’s possession for a period of at least five (5) years after the Closing Date.  Buyer shall provide to Seller, at no cost or expense to Seller, full access to such Records as remain in Buyer’s possession and full access to the properties and employees of Buyer and the Company in connection with matters relating to the business or operations of the Company on or before the Closing Date and any disputes relating to this Agreement, all during normal business hours, after reasonable advance written notice and in a way that is not disruptive to Buyer, its business or operations.

Section 15.2    Use of Seller Marks.  Buyer acknowledges and agrees that it obtains no right, title, interest, license or any other right whatsoever to use the Seller Marks.  Buyer shall, within sixty (60) days after the Closing Date, remove or cover the Seller Marks from the Company Assets, including signage, and provide written verification thereof to Seller promptly after completing such removal.  Buyer agrees never to challenge Seller’s (or its Affiliates’) ownership of the Seller Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of the Company.  Buyer will not do any business or offer any goods or services under the Seller Marks.  Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Seller Marks or otherwise operate the

Company in any manner which would or might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest, or license to use the Seller Marks.

ARTICLE XVI.
MISCELLANEOUS

Section 16.1    Notices.  Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and addressed as set forth below.  Any such notice, communication, request, instruction or other document shall be deemed to have been duly made or given and the receiving Party charged with notice as follows:  (a) if personally delivered, when received; (b) if sent by facsimile, with electronic confirmation of delivery, if sent during normal business hours on a Business Day, and if not sent during normal business hours on a Business Day, on the next subsequent Business Day; (c) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day, or (d) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier.  All notices shall be addressed as follows:

If to Buyer, to:

Exponent Energy LLC
1560 E. 21st Street
Tulsa, OK 74114
Attention: Nathan Buchanan
E-Mail: nathan@exponenet-energy.com

If to Seller, to:

Sanchez Production Partners LP
1000 Main St., Suite 3000
Houston, Texas 77002

Attention: Mr. Charles C. Ward, Chief Financial Officer and Secretary
Fax: (832) 308 - 3720
E-Mail: Chuck.Ward@sanchezpp.com

with a copy (which shall not constitute Notice) to:

Andrews Kurth Kenyon LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Scott Olson
Fax: (713) 238-7410
E-Mail: solson@andrewskurth.com

A Party may, by written notice so delivered to the other Parties, change its address for notice purposes hereunder.

Section 16.2     Further Assurances.  Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement.  The Parties agree to, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company Group to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 16.3     Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.  For the avoidance of doubt, the Company Group shall not bear any costs or reimburse Seller for any fees and expenses incurred in connection with this Agreement or the transactions contemplated hereby.

Section 16.4     Assignment.  Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 16.5     Rights and Obligations of Third Parties.  Except for the provisions of Article XIII,  which are intended to be enforceable by the Indemnified Parties, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights, remedies or obligations under or by reason of this Agreement.

Section 16.6     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any counterpart of this Agreement may be delivered by fax or an emailed PDF or other image of the executed signature page hereof.

Section 16.7     Entire Agreement.  This Agreement (together with the Disclosure Schedules and exhibits to this Agreement), the Assignment and Assumption Agreement, and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter herein and therein and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.  If there is any conflict between the terms of this Agreement and Exhibit A, the terms of this Agreement shall control.

Section 16.8     Disclosure Schedules.

(a)        Prior to Closing, Seller shall have the right to correct, supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.  Any such correction, supplement or amendment shall be delivered to Buyer as promptly as practicable after Seller obtains Knowledge of such matter or makes such discovery and in any event no later than three (3) Business Days prior to the Closing Date.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement, or amendment thereto; provided, however, that if Closing shall occur, then all matters set forth on any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

(b)        Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or required to be disclosed on the Disclosure Schedules.

Section 16.9     Amendments.  This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing that makes reference to this Agreement and is executed by each Party.

Section 16.10   Publicity.  Buyer and Seller may make a press release or other public communication or announcement in connection with the execution of this Agreement, provided that the Person making such release, communication, or announcement provides the other Party reasonable opportunity to review and comment on any such release, communication, or announcement.  Except for the foregoing, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned, or delayed by such Party.  Nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.  If a Party believes it is required to issue or make any press release or announcement, such Party shall (i) give prompt notice thereof to the other Party; (ii) allow such other Party reasonable opportunity to review and provide comments with respect to the content of such press release or announcement; and (iii) use commercially reasonable efforts to incorporate any reasonable comment from any other Party prior to any release or announcement.

Section 16.11   Severability.  If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 16.12   Certain Remedies.  Seller agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Seller prior to Closing or in connection with the consummation of Closing in accordance with their specific terms or were otherwise breached by Seller.  It is accordingly agreed that Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller prior to Closing or in connection with the consummation of Closing and to enforce specifically the terms and provisions hereof against Seller in any court having jurisdiction, this being in addition to any other remedy to which Buyer is entitled at law or in equity, without posting any bond or other undertaking.  Prior to Closing, Seller’s remedies for any breach by Buyer of this Agreement will be limited to those set forth in Section 12.1 and Section 12.2.  After Closing, the Parties will be entitled to any remedy available at law or in equity for breaches of this Agreement.

Section 16.13   Governing Law; Jurisdiction.

(a)        Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles.

(b)        Forum.  The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any federal or state court in Delaware, and each of the Parties hereto irrevocably submits to the jurisdiction of such court solely in respect of any Legal Proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a federal or state court in Delaware, with respect to any matter under this Agreement shall be binding, subject to applicable appeal rights.

(c)        Jurisdiction.  To the extent that any Party has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 16.13(b).

(d)        Waiver of Jury Trial.  The Parties hereto agree that they hereby irrevocably waive the right to trial by jury in any action to enforce or interpret the provisions of this Agreement.

Section 16.14   Retention of Counsel.  In any dispute or Proceeding arising under or in connection with this Agreement following the Closing, Seller shall have the right, at its election, to retain Andrews Kurth Kenyon LLP to represent it in such matter, and Buyer, for itself and the Company Group, and for their respective Affiliates, successors and assigns, hereby irrevocably consents to any such representation in any such matter and the communication by such counsel to Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of any member of the Company Group.  Buyer, for itself and (after the Closing) the Company Group, and for their respective Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any member of the Company Group and counsel made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of any member of the Company Group and its counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between Seller and such counsel, and neither Buyer nor any Person purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to any member of the Company Group and not Seller.

Section 16.15   Buyer Right to Employ.  Buyer shall have the right but not the obligation to retain any employee of Seller or its Affiliates who regularly performs work relating to the Company Assets.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

/s/
SELLER:

SANCHEZ PRODUCTION PARTNERS LP

	By:	SANCHEZ PRODUCTION PARTNERS GP LLC, its general partner

	By:	/s/ Charles C. Ward

	Name:	Charles C. Ward

	Title:	Chief Financial Officer

BUYER:

EXPONENT ENERGY LLC

	By:	/s/ Nathan Buchanan

	Name:	Nathan Buchanan

	Title:	Managing Member

Signature Page